Exhibit 99.1

AMENDMENT TO NOTE

Reference is made to that certain 10% Senior Secured Convertible Bridge Note (the “Note”) due October 15, 2012 issued by Mobivity Holdings Corp., a Nevada corporation formerly known as CommerceTel Corporation (“Borrower”), and payable to the undersigned Holder or its registered assigns.  Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Note.

For value received, Borrower and Holder hereby agree as follows:

1.	Section 1 of the Note shall be amended in its entirety to read as follows:

“ On the Maturity Date, unless the sums due hereunder shall be due sooner as a result of the occurrence of an Event of Default, Borrower shall pay to Holder the entire principal amount (the “Principal Amount”) under this Secured Promissory Note (this “Note”), plus all accrued and unpaid interest thereon, together with all other fees and costs due by Borrower under any of the Transaction Documents: (i) in cash, or (ii) at the option of the Holder, in whole or in part, in securities to be issued by Borrower in the Financing at the lower of (a) the same price paid for such securities by other investors investing in the Financing or (b) $.50 per share (subject to adjustment in the event of a stock split, reclassification or the like) (the “Conversion Option”).  The “Maturity Date” shall be the earlier of (A) the date Borrower completes a financing transaction (the “Financing”) for the offer and sale of shares of Borrower’s common stock (the “Common Stock”), including securities convertible into or exercisable for Common Stock, in an aggregate amount of no less than 125% of the principal amounts evidenced by this Note and a series of identical notes issued on or around the date hereof (collectively, the “Notes”), and (B) April 15, 2013.  Borrower may prepay all or any portion of the amounts owing under this Note at any time without fee, charge or premium.  Notwithstanding the foregoing, if greater than 70% of the Notes agree to exercise the Conversion Option, such Conversion Option shall be binding on the Holder and on all other holders of the Notes.  The Maturity Date may be further extended subject to the approval of the holders of Notes representing at least 70% of the aggregate principal amount then outstanding under all Notes.”

2.	Except as specifically set forth herein, the terms of the Note are ratified and confirmed in all respects.

IN WITNESS WHEREOF, Borrower and Holder have caused this Note to be duly executed as of October__, 2012.

Borrower:	Holder:

Mobivity Holdings Corp.

By:	By:
Dennis Becker,
Chief Executive Officer